EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Elena M. Younger, Marketing/Public Relations Spartan Chassis, Inc. (517) 543-6400x111	Jeff Lambert Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Chassis Secures Military Defense Orders

CHARLOTTE, Michigan, May 23, 2005- Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq:SPAR), today announced that it has received subcontract orders from Force Protection, Inc., a Charleston, S.C.-based manufacturer of ballistic and mine-protected military vehicles, to supply and integrate key chassis components and assist in the manufacture of military defense vehicles.

The prime procurement contract awarded to Force Protection by the U.S. Department of Defense on May 13, 2005 is for approximately 120 Cougar Joint Explosive Ordnance Disposal ("EOD") Engineering Response Vehicles. Spartan Chassis said it has received purchase orders representing revenues in excess of $13 million.

The contract, funded as a result of recommendations by the Joint Improvised Explosive Device Defeat Task Force, was awarded in response to the demand for increased protection for U.S. troops abroad. Crudely assembled and easy to make, improvised explosive devices ("IED") have emerged as the biggest threat to service members in Afghanistan and Iraq. The Cougar vehicles will be used in Iraq and Afghanistan, with the first deliveries expected to reach the field by early fall 2005.

"As the Global War on Terror progresses, the needs of the U.S. military change," said John Sztykiel, CEO of Spartan Motors, Inc. "Those fluctuating needs create an opportunity in a micro-niche where Spartan Chassis can quickly respond to the demand for innovative and immediate solutions."

Spartan Chassis President Richard Schalter added: "The Cougar vehicles developed by Force Protection fill an urgent and compelling need and have been requested, by name, from commands actively engaged in the Global War on Terror. They provide critical protection and mobility for our troops, and we are proud to be able to help in the fight. We know we can deliver key components and greatly assist Force Protection with this strategically important, American-made response to the proliferation of IEDs."

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"Spartan Chassis is a leader in automotive engineering and quality manufacturing of specialty, heavy-weight vehicle chassis. We will leverage their experience to dramatically increase our production rate on the Cougar H Series line," said Force Protection CEO Gordon McGilton.  "We are proud to have them as a vital part of our team as we continue to supply U.S. troops with life-saving technology. Working with Spartan Chassis, there is no question we will be able to field more vehicles, increasing our production to meet pressing demands."

The Cougar H series is a new-to-market family of medium-sized blast-protected vehicles and is produced in both four- and six-wheel configurations. It can be customized for multiple tasks including urban patrol, route clearance support, troop transport, mine and explosive ordnance disposal, command and control, reconnaissance and as a lead convoy vehicle. Relatively few Cougars have been deployed in active theaters of operations.

Powerful IEDs - set off by cell phones, doorbells, toy remotes and tripwires - are now the leading cause of death among U.S. soldiers in Iraq. The U. S. military is responding to the IED threat through improvements in personal body armor, improved vehicle armoring, electronic counter-measures, greater situational awareness and improved training and operational focus.

"The Cougar Joint EOD Rapid Response Vehicle was the first hardened, engineered vehicle delivered to Marine Expeditionary Forces last October. It has been a success in dramatically upgrading protection levels for Marines involved in highly dangerous activities such as detection and removal of explosive devices used by terrorists," said Mr. Joseph B. Murgo, Program Manager for the Joint EOD Rapid Response Vehicle, Marine Corps Systems Command.

While the Cougar has been used on a limited basis by the Marines in Iraq since last fall, this contract marks the first time that other military services will use the armored vehicle.

"This joint order is a clear indication that our vehicles are recognized for the solution they provide to the threat of IEDs, land mines and roadside bombs," said McGilton. "Our soldiers, sailors, marines and airmen deserve the very best protection possible against these threats, and they find it in our vehicles."

Force Protection also produces the Buffalo, a heavyweight blast-protected vehicle designed principally for mine clearing activities. Like the Cougar, the Buffalo integrates a blast-resistant capsule with an American-made truck engine and drive train.

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About Spartan Chassis, Inc.:
Spartan Chassis, Inc. (www.spartanchassis.com) is a subsidiary of Spartan Motors, Inc. and is a leading developer and manufacturer of custom chassis for recreational vehicles and fire trucks. The company has a reputation for high quality, value, service and being the first to market with innovative products.  Spartan Motors is publicly traded in the NASDAQ Stock Market under the ticker symbol SPAR.

About Force Protection, Inc.:
Headquartered near Charleston, South Carolina, Force Protection, Inc. (OTCBB: FRPT) manufactures ballistic and mine protected vehicles through its subsidiary. These specialty vehicles are designed to offer significant protection against landmines, hostile fire and IEDs. For more information about Force Protection, visit http://www.forceprotectioninc.com.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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